UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

 FORM 8-K

 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 16, 2019
 REGIONS FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-34034	63-0589368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1900 Fifth Avenue North
Birmingham, Alabama 35203
(Address, including zip code, of principal executive office)
Registrant’s telephone number, including area code: (800) 734-4667
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).                                                         Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	RF	New York Stock Exchange
Depositary Shares, each representing a 1/40th Interest in a Share of
6.375% Non-Cumulative Perpetual Preferred Stock, Series A	RF PRA	New York Stock Exchange
Depositary Shares, each representing a 1/40th Interest in a Share of
6.375% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B	RF PRB	New York Stock Exchange
Depositary Shares, each representing a 1/40th Interest in a Share of
5.700% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C	RF PRC	New York Stock Exchange

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of Executive Severance Plan.
On October 16, 2019, the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of Regions Financial Corporation (“Regions”) adopted the Regions Financial Corporation Executive Severance Plan (the “Plan”), which will become effective on January 1, 2020, and provide severance benefits under certain circumstances to certain executive officers of Regions, including its named executive officers. Regions’ executive officers will be eligible to participate in the Plan on such date, except that certain executive officers, including each of the named executive officers, John M. Turner, Jr., David J. Turner, Jr., John B. Owen, C. Matthew Lusco, and Fournier J. Gale, III, who are parties to existing Change in Control Agreements with Regions will not be entitled to duplicative change in control severance benefits under the Plan.
Severance Benefits. Under the Plan, if a participant, other than Mr. J. Turner, is terminated by Regions other than for “cause” (as defined in the Plan) and not in connection with a “change in control” (as defined in the Plan) as described below, Regions will pay to the participant: (a) an amount equal to 18 months of the participant’s base salary; (b) the participant’s pro-rata “historic annual bonus” (as defined in the Plan); and (c) if the participant’s date of termination is before payment of the prior year’s annual bonus, the participant’s historic annual bonus in lieu of the prior year’s annual bonus. Mr. J. Turner is not eligible for severance benefits if he is terminated not in connection with a change in control.
Change in Control Severance Benefits. As described above and as previously disclosed, certain executive officers, including each of Regions’ named executive officers, are currently a party to an existing Change in Control Agreement with Regions pursuant to which they may be eligible to receive severance benefits following a change in control. All executive officers who are party to a Change in Control Agreement will not be eligible to receive the change in control severance benefits under the Plan as long as their respective Change in Control Agreement remains in effect. Any executive officer hired after the effective date of the Plan will be eligible to receive severance benefits following a change in control in accordance with the terms of the Plan and will not be a party to a Change in Control Agreement with Regions. Under the Plan, if a participant’s employment is terminated (a) within the period beginning on the date of a change in control and ending two years following such change in control, by Regions other than for cause or by the participant for “good reason” (as defined in the Plan), or (b) during the six-month period prior to the date of a change in control, by Regions other than for cause or by the participant for good reason and the participant reasonably demonstrates that such termination other than for cause or the occurrence giving rise to the circumstances constituting good reason was at the request of a third party that entered into definitive documentation contemplating such change in control, Regions will pay to the participant: (i) an amount equal to a multiple of the participant’s base salary plus the greater of the participant’s historic annual bonus or target bonus; (ii) a pro-rata bonus for the year of termination based on the greater of the participant’s historic annual bonus or target bonus; (iii) if the participant’s date of termination is before payment of the prior year’s annual bonus, a bonus for the prior year equal to the greater of the participant’s historic annual bonus or target bonus; and (iv) an amount equal to the difference in the monthly cost for COBRA and the participant’s active employee cost for medical benefits for the number of months in the participant’s severance multiple. If any payments or benefits would cause a participant to become subject to the excise tax imposed under section 4999 of the Internal Revenue Code, then payments will be reduced to the amount that would not cause the participant to be subject to the excise tax if such a reduction would put the participant in a more favorable after-tax position than if the participant were to pay the tax.

All payments under the Plan will be paid in a single lump sum cash payment and are subject to the participant’s execution and non-revocation of a severance and release agreement no later than 55 days following the date of termination.
The foregoing description of the Plan is a summary and is qualified in its entirety by reference to the full text of the Plan, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 9.01    Financial Statements and Exhibits.
Exhibit Index
Exhibit No.    Description of Exhibit

10.1	Regions Financial Corporation Executive Severance Plan, effective January 1, 2020.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGIONS FINANCIAL CORPORATION

By:	/s/ Fournier J. Gale, III
Name:	Fournier J. Gale, III
Title:	Senior Executive Vice President,
General Counsel and Corporate
Secretary
Date: October 18, 2019